SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_______________________

FORM 8-A/A
Amendment No. 2

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
Pursuant to Section 12(b) or (g) of the
Securities Exchange Act of 1934

ATMEL CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Delaware (State of Incorporation or Organization)	77-0051991 (IRS Employer Identification Number)
2325 Orchard Parkway San Jose, CA (Address of Principal Executive Offices)	95131 (Zip Code)

      If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box:   ☐

     If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box:   ☒

     Securities Act registration statement file number to which this form relates:     N/A

     Securities to be registered pursuant to Section 12(b) of the Act:

Name of Each Exchange on Which Each Class is to be Registered None
Title of Each Class to be so Registered None

     Securities to be registered pursuant to Section 12(g) of the Act:

 Preferred Share Purchase Rights
(Title of Class)

Item 1. Description of Registrant’s Securities to be Registered.

     Reference is hereby made to the Registration Statement on Form 8-A filed by Atmel Corporation with the Securities and Exchange Commission on September 15, 1998, as amended on December 6, 1999, relating to the Amended and Restated Preferred Share Rights Agreement between the Company and BankBoston, N.A., a national banking association, dated as of October 18, 1999 (the “Rights Agreement”). Such Registration Statement on Form 8-A, as amended, is hereby incorporated by reference herein.

     On November 10, 2008, Atmel Corporation, a Delaware corporation (the “Company”), entered into an Amendment (the “Amendment”) to the Rights Agreement, by and between the Company and American Stock Transfer & Trust Company, LLC, as successor Rights Agent (the “Rights Agent”).

     The Rights Agreement previously provided that beneficial ownership of 20% or more of the outstanding common stock of the Company would cause the acquiror to become an Acquiring Person, as defined in the Rights Agreement. The Amendment reduces this 20% threshold to 10% for persons or groups which have made offers or proposals on or after October 1, 2008 to acquire 50% or more of the Company’s stock or assets.

     The Amendment also amends the definition of “beneficial ownership” to include derivative interests in any contract that is designed to produce economic benefits and detriments to the applicable party that correspond substantially to the ownership by such party of a number of shares of the Company’s common stock, regardless of whether obligations under such contract are settled through the delivery of cash, the Company’s common stock or other property.

     The Amendment also appoints American Stock Transfer & Trust Company, LLC as successor Rights Agent under the Rights Agreement.

     The foregoing description is qualified in its entirety by reference to the Rights Agreement and the Amendment, which are filed as Exhibits 4.1 and 4.2, respectively, and are incorporated herein by reference.

Item 2.	Exhibits.

No.	Description

4.1	Amended and Restated Preferred Share Rights Agreement, dated as of October 18, 1999, between Atmel Corporation and BankBoston, N.A., a national banking association (incorporated by reference to Exhibit 1 of the Company’s Registration Statement on Form 8-A/A, dated December 6, 1999).

4.2	Amendment to the Amended and Restated Preferred Share Rights Agreement, dated November 10, 2008, between Atmel Corporation and American Stock Transfer & Trust Company, LLC.

SIGNATURE

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

ATMEL CORPORATION

By: /s/Patrick Reutens Name: Patrick Reutens Title: Vice President and Chief Legal Officer

Dated: November 10, 2008

EXHIBIT LIST

No.     Description

4.1	Amended and Restated Preferred Share Rights Agreement, dated as of October 18, 1999, between Atmel Corporation and BankBoston, N.A., a national banking association (incorporated by reference to Exhibit 1 of the Company’s Registration Statement on Form 8-A/A, dated December 6, 1999).

4.2	Amendment to the Amended and Restated Preferred Share Rights Agreement, dated November 10, 2008, between Atmel Corporation and American Stock Transfer & Trust Company, LLC.